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                                                                 Exhibit 10.10

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of April 26, 1994 between Applied Extrusion Technologies, Inc. (the "Company") and Amin J. Khoury ("Executive").

                                    Recitals
                                    --------
     1. The Executive is presently employed by the Company as its Chairman of the Board.

     2. The services and ability of the Executive have constituted a major factor in the growth and development of the Company.

     3. The Company desires to continue to employ and retain Executive and to make secure for itself the experience, abilities and services of the Executive and to prevent the loss of such experience, services and abilities.

     4. In consideration of the employment to be provided hereby and the amounts to be paid as provided herein, the Executive desires to be employed by the Company, and to agree with the Company as further provided herein.

     NOW, THEREFORE, for and in consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the Company and Executive agree as follows:

     1. EMPLOYMENT. The Company offers and Executive accepts employment subject to the terms and conditions set forth in this Agreement.

     2. TERM. Executive's employment hereunder shall be for a period (the "Term") of five (5) years, commencing on the date hereof, which Term shall be extended after the fifth anniversary of the date hereof from day to day, provided that this Agreement shall expire on or after the fifth anniversary hereof upon thirty (30) days notice from either the Company or the Executive, which notice may first be given on April 25, 1999 and thereafter on the last business day of any month (such date of expiration referred to hereinafter as (the "Expiration Date"), unless such employment shall have been sooner terminated as hereinafter set forth.

     3. CAPACITY AND PERFORMANCE. Executive shall serve the Company as Chairman of the Board of Directors and shall perform such duties and responsibilities on behalf of the Company as may


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be designated from time to time by the Board of Directors. During the Term,
Executive shall devote his best efforts, business judgment, skill and knowledge to the advancement of the Company's interests and to the discharge of his duties and responsibilities hereunder; provided that Executive shall be required only to devote so much time as Executive determines is reasonably necessary to discharge his duties [as non-executive] Chairman of the Board, and, subject to the provisions of Sections 5 and 6, may engage in other business activities during the Term.

     4. Compensation and Benefits.
        -------------------------

          (a) BASE SALARY AND BONUS. As compensation for services performed, the Company shall pay Executive an annual base salary of $360,000, subject to annual increases at the discretion of the Board of Directors. Such base salary as so adjusted is hereinafter referred to as the "Base Salary". The Base Salary shall be payable in accordance with the Company's practice for its executive employees generally.

          (b) BENEFITS. In addition to Base Salary, Executive shall be entitled to participate in all employees benefit plans, medical insurance plans, life insurance plans, disability income plans, profit sharing plans and similar plans from time to time in effect for the Company's executives generally.

     5. Termination and Compensation Thereon.
        ------------------------------------

          (a) DEATH. The Executive's employment hereunder shall terminate upon his death. In such event, the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, an amount equal to the Base Salary that would have been due to the Executive had this Agreement been in effect from the date of his death until the Expiration Date.

          (b) DISABILITY. If in the reasonable judgment of the Board of Directors of the Company, as a result of Executive's incapacity due to physical or mental illness or otherwise, Executive shall for at least nine consecutive months during the term have been unable to perform his duties under this Agreement, the Company may terminate Executive's employment hereunder by notice to Executive. In such event, the Company shall continue to pay Executive the Base Salary he would have been entitled to until the Expiration Date, and Executive shall continue to participate in the Company's employee benefit plans and disability plans. Any dispute between the Board of Directors of the Company and Executive with respect to Executive's incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Board of Directors and the Executive, whose decision shall be binding on all parties.

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          (c) TERMINATION BY THE COMPANY. On or after April 26, 1999, the
Company may terminate the Executive's employment hereunder in accordance with the terms and provisions of Section 1 hereof. In the event of such termination, then until the earliest of (i) the date the Executive commences other comparable employment in addition to any other employment that the Executive may have at the time of notice of termination and (ii) twenty-four (24) months from the Expiration Date, the Company shall continue to pay the Executive the Base Salary and, subject to any employee contribution applicable to the Executive on the Expiration Date, shall continue to provide to the Executive the benefits provided for in Section 4(b) hereof, provided that, as applicable, the Executive is entitled to continue such participation under applicable law and benefit plan terms. The Executive expressly agrees to use his reasonable best efforts to find other comparable employment under clause (i) above.

     6. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. Executive shall not disclose to any other Person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any Confidential Information (as defined below) relating to the business conducted by the Company. Executive understands that this restriction shall continue to apply after Executive's employment terminates, regardless of the reason for such termination. "Confidential Information" includes without limitation such information relating to (i) the development, research, testing, manufacturing and marketing activities of the Company, (ii) the products manufactured, sold or distributed by the Company,
(iii) the costs, sources of supply and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company, (v) the financial arrangements and capital structure of the Company, (vi) the management and operation of the Company and (vii) people and organizations with whom the Company has business relationship and those relationships. Confidential Information also includes comparable information that the Company may receive or has received belonging to customers or others who do business with the Company.

     7. RESTRICTED ACTIVITIES. Executive agrees that some restrictions on his activities during and after his employment. are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company. While Executive is employed by the Company and for two (2) years after such employment is terminated for any reason (the "Noncompetition Period"), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in any activity that is directly or

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indirectly competitive or potentially competitive with the business of the
Company as conducted at any time during Executive's employment without the Company's written consent, which consent shall not be unreasonably withheld.

     8. RELIEF; INTERPRETATION. Executive agrees that the Company shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach by him of the covenants contained in Sections 6 and 7, without having to post bond. In the event that any provision of Section 6 or 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

     The Company acknowledges that Executive is currently a consultant to and director of a number of companies, including without limitation BE Aerospace, Inc. of which he is also chairman and CEO, Rochester Shoe Tree Co., Inc. and Synthes, Ltd. The Company agrees that Executive shall not be in violation of the provisions of Section 6 or 7 by reason of such relationships and the discharge of his duties and performance of his obligations to such companies.

     9. CONFLICTING AGREEMENTS. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder. Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent.

     10. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

     11. ENFORCEABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     12. ASSIGNMENT. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by

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operation of law or otherwise, without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the Company and Consultant, their respective successors, executors, administrators, heirs and permitted assigns.

     13. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     14. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at his address set forth under his signature on the last page hereof or such other address as Executive shall have notified the Company in writing or, in the case of the Company, at its main office, attention of the President.

     15. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive's employment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and shall constitute one and the same instrument, and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

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     IN WITNESS WHEREOF, this Employment Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by Executive, as of the date first above written.

EXECUTIVE:                                         APPLIED EXTRUSION
                                                   TECHNOLOGIES, INC.

/s/ Amin J. Khoury,
    Chairman                              By: /s/ Thomas E. Williams
--------------------------------------       ------------------------------
Address: c/o BE Aerospace, Inc.              Title: President
         1300 Corporate Way
         Suite 202
         Wellington, FL 33414

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                                              July 3, 1996

Amin J. Khoury
Chief Executive Officer and Chairman
BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL  33414

Dear Amin:


     On behalf of Applied Extrusion Technologies, Inc. (the "Company"), this letter confirms our mutual understanding that, under the terms of the Employment Agreement dated April 26, 1994 between you and the Company, (i) your employment may not be terminated prior to April 26, 1999 except by virtue of disability or death, and (ii) if your employment is terminated by the Company after April 26, 1999 by virtue of notice of expiration, you will be entitled to continued payment of your base salary and provision of specified employee benefits in accordance with the terms of said Employment Agreement until the earliest of (a) twenty-four (24) months from the Expiration Date, or (b) until you commence other comparable employment in addition to such other employment as you may have at the time of notice of termination.

     In addition, this will confirm the agreement between you and the Company, as approved by resolution of the Board of Directors dated May 8, 1996, providing that in the event of a change of control of the Company (as "change of control" is defined in Exhibit A to the Company's 1991 Stock Option Plan for Directors, as of May 8, 1996) occurring at any time prior to May 9, 1996, (i) your Employment Agreement will automatically be renewed for a period equal to its original term, and (ii) all outstanding options held by you will vest (to the extent not already vested) immediately upon such change of control.

                                            Sincerely yours,

                                            APPLIED EXTRUSION TECHNOLOGIES, INC.

                                            By: /s/ Thomas E. Williams
                                               ---------------------------------
                                               Thomas E. Williams,
                                               President and Chief Executive
                                               Officer

Agreed and accepted this 13th day of July, 1996

/s/ Amin J. Khoury
-----------------------------------------------
Amin J. Khoury


cc: Gerald M. Haines, II, General Counsel